Filed with the Securities and Exchange Commission on October 5, 2012
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chiquita Brands International, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	04-1923360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
550 South Caldwell Street, Charlotte, NC 28202
(Address of principal executive offices) (Zip code)

Lonergan Individual Plan (Equity Inducement Grants)
(Full title of the plan)

James E. Thompson, Esq.
Senior Vice President, General Counsel and Secretary
Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202
(980) 636-5000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share[3]	Proposed maximum aggregate offering price[3]	Amount of registration fee
Common Stock, $0.01 par value	1,671,127	$7.66	$12,800,832.82	$1,746.04

1	The securities to be registered include options and rights to acquire Common Stock.

2
This registration statement also covers such indeterminable number of additional shares of Common Stock of the registrant as may become issuable with respect to any or all of such shares pursuant to the antidilution provisions of the plan.

3
The proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated solely for purposes of calculating the registration fee and are based, pursuant to Rule 457(h) under the Securities Act of 1933, upon the average of the high and low prices of the Common Stock on October 4, 2012, as reported on the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents of the registrant are incorporated by reference into and made a part of this registration statement. In addition, all documents subsequently filed by the registrant pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

(a)    The registrant's Annual Report on Form 10-K, as amended, for the year ended December 31, 2011;

(b)    All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since December 31, 2011; and

(c)    The description of the registrant's common stock contained in its Registration Statement on Form 8-A/A (Amendment No. 1) filed on March 19, 2002 under the Securities Exchange Act of 1934.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Article Nine of the registrant's Third Restated Certificate of Incorporation (the "Certificate") provides directors and officers with the right to indemnification and advancement of expenses to the fullest extent not prohibited by the New Jersey Business Corporation Act. Directors and officers of the registrant are indemnified generally against expenses and liabilities incurred in connection with any proceedings, including proceedings by or on behalf of the registrant, relating to their service to or at the request of the registrant. However, no indemnification may be made if a final adjudication establishes that a person's acts or omissions (a) breached the person's duty of loyalty to the registrant or its shareholders, (b) were not in good faith or involved a knowing violation of the law, or (c) resulted in receipt by the person of an improper personal benefit. Article Nine of the Certificate also limits the liability of the registrant's directors and officers, to the fullest extent permitted by the New Jersey Business Corporation Act, to the registrant or its shareholders for monetary damages for breach of any duty, except in the situations set forth in (a) through (c) above.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

Exhibit
Number

5 Opinion of Counsel
23.1    Consent of PricewaterhouseCoopers LLP
23.2    Consent of PricewaterhouseCoopers Audit SA
23.3 Consent of Counsel (included in Exhibit 5)

Item 9.    Undertakings

*(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

*(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

*(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*	Paragraph references correspond to those of Item 512 of Regulation S-K.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina as of the 5th day of October 2012.

CHIQUITA BRANDS INTERNATIONAL, INC.

By: /s/ Joseph B. Johnson
         Joseph B. Johnson,
Vice President, Controller and
Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. We, the undersigned officers and directors of Chiquita Brands International, Inc. (the company), hereby severally constitute and appoint Joseph B. Johnson and James E. Thompson, and each of them singly, our true and lawful attorneys and agents with full power to them and each of them to do any and all acts and things in connection with the preparation and filing of this Registration Statement pursuant to the Securities Act of 1933 , as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name of the company and the names of the undersigned directors and officers in the capacities indicated below the Registration Statement, any and all amendment (including post-effective amendments) and supplements thereto and any and all other instruments and documents which said attorneys and agents or any of them may deem necessary or advisable in connection therewith.

Signature                    Title

/s/ Fernando Aguirre                     President, Chief         October 5, 2012
Fernando Aguirre                    Executive Officer and
Director
(principal executive officer)

/s/ Kerrii B. Anderson             Director            October 5, 2012
Kerrii B. Anderson

/s/ Howard W. Barker, Jr.             Director            October 5, 2012
Howard W. Barker, Jr.

/s/ William H. Camp             Director            October 5, 2012
William H. Camp

/s/ Clare M. Hasler-Lewis             Director            October 5, 2012
Dr. Clare M. Hasler-Lewis

/s/ Jaime Serra             Director            October 5, 2012
Jaime Serra

/s/ Jeffrey N. Simmons             Director            October 5, 2012
Jeffrey N. Simmons

            Director            October 5, 2012 Steven P. Stanbrook

/s/ Brian W. Kocher             Senior Vice President and    October 5, 2012
Brian W. Kocher                    Chief Financial Officer
(principal financial officer)

/s/ Joseph B. Johnson             Vice President, Controller    October 5, 2012
Joseph B. Johnson                    and Chief Accounting Officer
(principal accounting officer)